Exhibit 99.1

Forgent Reports Record Fourth Quarter and Full Year 2026 Results, Exceeds High-End of Guidance and Enters Fiscal 2027 with All-Time High Backlog
Fiscal Fourth Quarter 2026 Highlights
•Revenues of $462 million, an increase of 94% year-over-year
•Bookings of $1,503 million, an increase of 375% year-over-year; 3.3x book-to-bill ratio
•Backlog of $3.0 billion, an increase of 256% year-over-year
•Net Income of $66 million, an increase of $71 million year-over-year
•Net Income margin of 14.3%, an increase of ~800 bps quarter-over-quarter
•Adjusted EBITDA of $113 million, an increase of 163% year-over-year
•Adjusted EBITDA margin of 24.4%, an increase of ~200 bps quarter-over-quarter
•Cash flow from operations of $74 million, an increase of $81 million year-over-year
•Revenue, Adjusted EBITDA and Adjusted Net Income all exceeded the high-end of May guidance
Fiscal Year 2026 Highlights
•Revenues of $1,420 million, an increase of 89% year-over-year
•Net Income of $106 million, an increase of 508% year-over-year
•Adjusted EBITDA of $323 million, an increase of 91% year-over-year
•Revenue, Adjusted EBITDA and Adjusted Net Income all exceeded the high-end of May guidance
Fiscal Year 2027 Guidance
•Revenues in the range of $2,400 to $2,600 million, representing 76% year-over-year growth at the midpoint
•Adjusted EBITDA in the range of $575 to $625 million, representing 86% year-over-year growth at the midpoint
•Adjusted EPS in the range of $1.26 to $1.40, representing 95% year-over-year growth at the midpoint

DAYTON, MN - September 15, 2026 - Forgent Power Solutions, Inc. ("Forgent" or the "Company") (NYSE: FPS), a leading designer and manufacturer of electrical distribution equipment used in data centers, the power grid and energy-intensive industrial facilities, today announced financial results for its fiscal fourth quarter and full year ended June 30, 2026.

Forgent reported fiscal fourth quarter revenues of $462 million, an increase of $224 million, or 94%, compared to the prior year's quarter. Bookings were $1.5 billion in the fourth quarter, establishing a new Company record and increasing 375% year-over-year and 73% quarter-over-quarter. Forgent’s book-to-bill ratio increased to 3.3x in the fourth quarter from 2.3x in the third quarter, reflecting accelerating demand for the Company’s products and continued market share gains. As of June 30, 2026, the Company’s backlog was $3.0 billion, representing an all-time high, increasing 256% and 53% versus June 30, 2025 and March 31, 2026, respectively.

“Momentum in electrical distribution equipment remains robust, and Forgent’s products and solutions continue to gain traction with customers,” said Gary Niederpruem, Chief Executive Officer of Forgent. “We booked more than $1.5 billion of orders in the fourth quarter — an amount that exceeded our total revenue for the full fiscal year — highlighting the strength of our offerings. Our performance demonstrates that Forgent is not only benefiting from industry growth, but also gaining share and significantly outpacing the broader market,” added Mr. Niederpruem.

The Company also announced a $35 million investment to expand Powertrain Solutions manufacturing capacity at its Tijuana, Mexico campus (the "2027 PTS Capacity Expansion") to meet growing demand for modular solutions. The PTS Capacity Expansion is incremental to Forgent’s previously disclosed capacity expansion, which began before the Company’s IPO and is now substantially complete (the "2025-2026 Capacity Expansion"). The PTS Capacity Expansion is expected to come online in the fourth quarter of fiscal 2027 and increase Forgent’s total revenue capacity to approximately $5.8 billion, representing an increase of approximately $800 million.

“Powertrain Solutions revenue grew 259% in fiscal 2026 and accounted for nearly one-third of fourth quarter revenue, significantly exceeding the demand assumptions underlying our initial capacity build-out. To support growing customer adoption of modular solutions, we are making an incremental investment in dedicated e-House and Powerskid production in Tijuana. We expect this investment to increase our Powertrain Solutions capacity by more than 50%, further strengthening Forgent’s modular solutions capabilities and providing a strong foundation to capture additional share in this rapidly growing segment,” said Mr. Niederpruem.

Net Income for the fiscal fourth quarter was $66 million, an increase of $71 million compared to the prior year's quarter. Net Income increased primarily due to higher gross profit, partially offset by higher selling, general and administrative costs. Net income margin was 14.3%, approximately 800 bps higher quarter over quarter, as revenue growth outpaced operating cost growth and new campuses moved closer to their target production rates.

Adjusted EBITDA for the fiscal fourth quarter was $113 million, the highest quarterly result in the Company’s history and an increase of $70 million or 163%, compared to the prior year's quarter. Adjusted EBITDA increased primarily due to higher gross profit, partially offset by higher selling, general and administrative costs. Adjusted EBITDA margin was 24.4% in the quarter, representing an increase of approximately 200 basis points quarter-over-quarter, as revenue growth outpaced operating cost growth and our new campuses moved closer to their target production rates. Forgent’s revenues, Adjusted EBITDA and Adjusted Net Income in the quarter all exceeded the high-end of the Company’s May guidance.

Cash flow from operations was $74 million in the fourth quarter, $81 million higher than the prior year's quarter, as higher earnings more than offset continued working capital investment to support the production ramp. Capital expenditures in the quarter were $31 million, substantially all of which related to the Company’s 2025-2026 Capacity Expansion. In fiscal 2027, the Company expects operating cash flow to increase compared to fiscal 2026, primarily driven by higher earnings. Fiscal 2027 capital expenditures are expected to total approximately $87 million, including remaining spend on the 2025-2026 Capacity Expansion, the 2027 PTS Capacity Expansion, and maintenance capital expenditures of approximately 1% of revenues.

Mr. Niederpruem concluded, “Forgent entered fiscal 2026 with clear commitments to our customers and shareholders, and we delivered. Our customers needed a partner capable of providing engineering expertise, execution certainty and scalable capacity as they pursued unprecedented build-outs, and Forgent proved it could meet those requirements. That performance is driving share gains and expanding our role with customers facing some of the most complex power requirements in the market. At the same time, we delivered results for shareholders that exceeded the expectations we set during our IPO and through our guidance, while growing faster than the market and our peers. As we enter fiscal 2027, our record backlog, strong customer relationships and continued capacity investments position us to deliver even greater value for our customers and our shareholders in the year ahead.”

Summary of Key Performance Indicators
The table below summarizes our key performance indicators for the three months ended June 30, 2026 and 2025:

	(in thousands)
	2026	2025	% Change
Revenues	$461,672	$237,613	94%
Net Income	$66,094	$(4,761)	NM
Adjusted EBITDA(1)	$112,736	$42,825	163%
Adjusted Net Income(1)	$77,340	$20,618	275%
The table below summarizes our key performance indicators for the years ended June 30, 2026 and 2025:

	(in thousands)
	2026	2025	% Change
Revenues	$1,420,059	$753,188	89%
Net Income	$106,035	$17,446	508%
Adjusted EBITDA(1)	$322,904	$169,173	91%
Adjusted Net Income(1)	$207,576	$88,124	136%
(1)Represents non-GAAP measures. See “Non-GAAP Measures” below for more information. NM = Not meaningful due to net loss / negative denominator.

Fiscal Year 2027 Guidance
Forgent is initiating fiscal 2027 guidance that is significantly higher than the Company’s IPO forecast, reflecting accelerating demand for its products and strong execution on its production ramp. Based on backlog, expected production schedules, current business conditions and other factors, the Company expects its fiscal 2027 results to be in the following ranges:

Fiscal 2027 Guidance
Revenues	$2,400 - $2,600 million
Adjusted EBITDA(2)	$575 - $625 million
Adjusted EPS(2)	$1.26 - $1.40
(2)Represents forward-looking non-GAAP financial measures. See “Non-GAAP Measures” below for more information.

The Company expects quarterly revenue and Adjusted EBITDA to increase consecutively through the year. The Company’s first quarter results will include significant investments in personnel and facilities to support the production ramp in subsequent quarters.

Conference Call Information
The Company will host a conference call on September 15, 2026 at 11:00 a.m. Eastern Time to discuss its fiscal fourth quarter 2026 financial results and fiscal 2027 outlook. A webcast of the live conference call will be available on the Investor Relations section of the Company's website at ir.forgentpower.com. A replay of the conference call will be available for one year following the webcast.

Annual Shareholder Meeting Information
The Company has scheduled its 2027 Annual Meeting of Shareholders for January 28, 2027, which will be held virtually. Additional information, including access information, will be made available prior to the meeting.

About Forgent Power Solutions
Forgent (NYSE: FPS) is a leading U.S. designer and manufacturer of electrical distribution equipment used in data centers, the power grid and energy-intensive industrial facilities. The Company specializes in manufacturing custom products that are “engineered-to-order” for technically demanding applications. We believe Forgent is one of a small number of companies that can manufacture all of the electrical distribution equipment required for a data center or large manufacturing facility's powertrain with some of the highest levels of customization and shortest lead times available in the industry. For more information about Forgent, please visit us at forgentpower.com.

Investor Contact
Kate Africk - Investor Relations, VP
kate.africk@forgentpower.com

Media Contact
media@forgentpower.com

Cautionary Note Regarding Forward-Looking Statements
This press release and accompanying audio webcast contain forward-looking statements that are based on our management’s beliefs, expectations and assumptions and currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and may be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” and similar expressions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent risks, uncertainties and other changes in circumstances we cannot predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements and you should not place undue reliance on such statements.

Important factors that could cause actual results to differ materially from our expectations include if there is less demand for, or greater supply of, electrical distribution equipment in the future, the price of electrical distribution equipment could decline which would adversely impact both our revenue growth and profit margins; if the prices of raw materials, such as electrical steel, carbon steel, aluminum or copper, or labor costs increase in the future and we are unable to pass those increases on to our customers, our profit margins could be significantly impacted; our cost of and access to raw materials and components from international vendors could be adversely impacted by changes in government policies, including the imposition of additional duties, tariffs and other charges on imports and exports or restrictions on purchases of components from certain foreign countries; significant disruptions to our supply chain, including the high cost or unavailability of raw materials and components required to manufacture our products, and significant disruptions to our distribution networks could have a material adverse effect on our business, financial condition and results of operations; our growth depends in part on continued investment in new data centers, which depends in part on continued interest in developing artificial intelligence; demand for our products depends, in large part, on new construction activity which has declined significantly during past recessions; any delay or interruption in the operations of any of our manufacturing campuses could impair our ability to provide products to customers; if we are unable to complete our expansion in the timeframe we anticipate or the expansion does not give us the additional capacity that we expect, we may not be able to achieve our anticipated level of growth; amounts included in our backlog may not result in the revenue or generate profits in the amount we expect or on the timeframe that we anticipate; we operate in competitive environments, and our failure to compete successfully could cause us to lose market share; any failure of our products could subject us to substantial liability, including product liability claims, which could damage our reputation or the reputation of one or more of our brands; the long sales cycles for certain of our electrical distribution equipment, as well as unpredictable placing or canceling of customer orders, particularly large orders, may cause our revenues and operating results to vary significantly from quarter-to-quarter, which could make our future results of operations less predictable; if changing efficiency standards for transformers increases the cost of producing our transformer products and we are unable to pass these higher costs on to our customers, margins on our transformer products could decline; if we fail to motivate and retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth; changes in technology or customer preferences could result in less demand for certain categories of electrical distribution equipment; large companies often require more favorable terms and conditions in our contracts, which could result in downward pricing pressures on our business, less desirable payment terms or greater warranty and contractual obligations; our strategy to increase our sales of Powertrain Solutions could result in a concentration of our sales with fewer customers and a significant reduction in orders from any one of these customers could adversely impact our business; our operations and quality control could be disrupted if we encounter problems with outside vendors, subcontractors and third-party suppliers; unexpected events, such as natural disasters, geopolitical conflicts, pandemics, a volatile global economic environment, inflation, high interest rates, a potential recession and other events beyond our control, may increase our cost of doing business or disrupt our operations; the integration of the business acquisitions poses risks to the operation of our business; environmental, health and safety laws and regulations could result in substantial costs and liabilities; the impact of import or export laws could have a material adverse effect on our business, financial condition and results of operations; our indebtedness may restrict our current and future operations; our organizational structure, including the Tax Receivable Agreement (as defined in our filings with the SEC), confers certain benefits upon the Continuing Equity Owners (as defined in our filings with the SEC) that will not benefit certain holders of our Class A common stock to the same extent it will benefit the Continuing Equity Owners; in certain cases, payments under the Tax Receivable Agreement to the Continuing Equity Owners may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement; Neos Partners, LP will have significant influence over us and its interests may conflict with our interests and the interest of other stockholders; Delaware law and anti-takeover provisions in our governing documents may have the effect of delaying or preventing a change of control or changes in our management and may deprive our investors of the opportunity to receive a premium for their shares; the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers; and the other factors discussed in the Company’s filings with the SEC.

The forward-looking statements included in this document represent our management’s beliefs and assumptions only as of the date hereof. Except as required by law, we assume no obligation to update or revise these forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Measures
This press release contains certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures are presented as supplemental information to provide additional insight into our operating performance and to enhance the overall understanding of our financial results. We believe these non-GAAP measures are useful to investors because they facilitate comparisons of our core operating results across reporting periods and provide a clearer understanding of the factors and trends affecting our business.

These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information prepared in accordance with GAAP. There are limitations associated with the use of non-GAAP financial measures, including that they may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within this press release except as follows. The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Defined Terms
Please see the Company’s filings with the SEC for definitions of defined terms that are used but not defined in this press release.

FORGENT POWER SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,
	2026	2025
Assets
Current Assets
Cash and cash equivalents	$97,477	$111,322
Accounts receivable, net	329,628	159,970
Inventory, net	249,817	117,577
Prepaid and other current assets	141,169	56,278
Total Current Assets	818,091	445,147
Property and equipment, net	204,957	108,170
Operating lease right of use assets, net	108,432	117,769
Goodwill	516,629	516,629
Other intangible assets, net	289,490	337,271
Deferred tax assets, net	280,971	—
Other assets	12,195	11,700
Total Assets	$2,230,765	$1,536,686

Liabilities and Stockholders' Equity / Members' Equity
Current Liabilities
Accounts payable	$130,453	$61,943
Accrued expenses	122,356	79,541
Payables pursuant to the acquisitions	—	17,226
Deferred revenue	263,859	110,895
Operating lease liabilities, current portion	8,626	6,879
Long-term debt, current portion	6,000	5,173
Total Current Liabilities	531,294	281,657
Long-term debt, net of discount and deferred financing costs, less current portion	576,175	496,934
Payable pursuant to the Tax Receivable Agreement	338,925	—
Deferred tax liabilities, net	—	63,318
Operating lease liabilities, less current portion	112,970	121,491
Total Liabilities	1,559,364	963,400
Stockholders' Equity / Members' Equity
Members' equity	—	374,534
Class A common stock, $0.00001 par value; 2,000,000,000 shares authorized; 259,971,169 issued and outstanding	2	—
Class B common stock, $0.00001 par value; 100,000,000 shares authorized; 44,457,720 issued and outstanding	1	—
Additional paid-in capital	484,994	—
Retained earnings	79,320	—
Total Stockholders' Equity Attributable to Forgent Power Solutions, Inc. / Members' Equity	564,317	374,534
Non-controlling interests	107,084	198,752
Total Stockholders' Equity / Members' Equity	671,401	573,286
Total Liabilities and Stockholders' Equity / Members' Equity	$2,230,765	$1,536,686

FORGENT POWER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Revenues	$461,672	$237,613	$1,420,059	$753,188
Cost of Revenues	294,977	157,912	922,459	475,122
Gross Profit	166,695	79,701	497,600	278,066
Operating Expenses
Selling, general, and administrative expenses	62,640	58,359	262,886	146,270
Depreciation and amortization	12,156	13,051	52,225	59,559
Total Operating Expenses	74,796	71,410	315,111	205,829
Income from Operations	91,899	8,291	182,489	72,237
Other Income (Expense)
Interest expense	(11,423)	(12,945)	(57,127)	(54,778)
Interest income	699	1,049	2,787	5,558
Other (expense) income	(654)	231	(749)	(231)
Total Other Expense, net	(11,378)	(11,665)	(55,089)	(49,451)
Income (Loss) Before Tax (Expense) Benefit	80,521	(3,374)	127,400	22,786
Income Tax (Expense) Benefit	(14,427)	(1,387)	(21,365)	(5,340)
Net Income	66,094	(4,761)	106,035	17,446
Less: net income (loss) attributable to non-controlling interests	12,796	(2,201)	24,190	2,250
Net Income (Loss) Attributable to Forgent Power Solutions, Inc.	$53,298	$(2,560)	$81,845	$15,196

	Three Months Ended June 30, 2026		Period from February 5, 2026 to June 30, 2026
Earnings per share of Class A common stock:
Basic	$0.21		$0.30
Diluted	$0.21		$0.30

Weighted average shares of Class A common stock outstanding:
Basic	249,233		243,532
Diluted	249,559		243,802

FORGENT POWER SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30, 2026	Year Ended June 30, 2025
Cash Flows from Operating Activities
Net income (loss)	$106,035	$17,446
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	66,899	64,864
Amortization / write off of deferred financing costs	12,987	2,511
Deferred taxes	14,635	(15,733)
Provision (recovery) for credit losses	2,999	(207)
Provision for excess or obsolete inventory	10,669	9
Equity-based compensation	10,036	1,784
Reduction in carrying amount of ROU asset, operating leases	9,337	8,351
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable	(172,657)	(78,510)
Inventory	(142,909)	(34,470)
Prepaid and other assets	(66,465)	(18,493)
Accounts payable	68,510	35,183
Accrued expenses	42,815	44,481
Deferred revenue	152,964	20,747
Lease liabilities, operating leases	(6,774)	(2,941)
Net Cash Provided by Operating Activities	109,081	45,022
Cash Flows from Investing Activities
Purchases of property and equipment	(115,905)	(84,115)
Net Cash Used in Investing Activities	(115,905)	(84,115)
Cash Flows from Financing Activities
Proceeds from issuance of Class A common stock sold in an IPO, net of underwriting discounts and commissions	491,833	—
Purchase of Opco LLC Interests from Existing Shareholders with proceeds from IPO	(491,833)	—
Proceeds from issuance of Class A common stock sold in follow-on offerings, net of underwriting discounts and commissions	1,033,131	—
Purchase of Opco LLC Interests from Existing Shareholders with proceeds from follow-on offerings	(1,033,131)	—
Proceeds from long-term debt	594,000	—
Payments on long-term debt	(512,610)	(5,173)
Debt financing costs	(13,467)	—
Distributions to stockholders/members	(1,440)	(13,269)
Distribution to non-controlling Opco LLC Interests	(8,588)	—
Payment of payables pursuant to the acquisitions	(17,226)	(13,066)
Deferred offering costs	(23,454)	(4,473)
Net Cash Provided by (Used in) Financing Activities	17,215	(35,981)
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	10,391	(75,074)
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	111,322	186,396
Cash, Cash Equivalents, and Restricted Cash - End of Period	$121,713	$111,322

Adjusted EBITDA
Non-GAAP Financial Measures

The table below reconciles Net Income (the most directly comparable GAAP measure) to Adjusted EBITDA (a non-GAAP measure) for the periods presented (in thousands):

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Net Income (Loss)	$66,094	$(4,761)	$106,035	$17,446
Interest expense	11,423	12,945	57,127	54,778
Interest income	(699)	(1,049)	(2,787)	(5,558)
Income tax expense	14,427	1,387	21,365	5,340
Depreciation expense	5,623	2,212	19,023	6,188
Amortization of intangibles	10,870	12,877	47,876	58,676
Equity-based compensation	4,490	512	10,036	1,784
Sponsor fees and expenses(1)	—	7,861	18,818	15,171
Public company readiness costs(2)	250	3,991	21,215	6,086
Earnout expenses(3)	—	5,000	5,400	5,000
Non-recurring integration and consulting fees(4)	258	1,850	18,796	4,262
Adjusted EBITDA	$112,736	$42,825	$322,904	$169,173

Net Income (Loss)	$66,094	$(4,761)	$106,035	$17,446
Revenues	461,672	237,613	1,420,059	753,188
Net Income Margin	14.3%	(2.0)%	7.5%	2.3%

Adjusted EBITDA	$112,736	$42,825	$322,904	$169,173
Revenues	461,672	237,613	1,420,059	753,188
Adjusted EBITDA Margin	24.4%	18.0%	22.7%	22.5%

(1)Represents fees and expense reimbursements paid to our Sponsor.
(2)Represents non-recurring professional services fees we incurred in connection with readying the Company for our initial public offering and statutory SEC reporting, as well as IPO-related bonuses and certain non-recurring recruiting costs.
(3)Represents non-recurring earnout amounts accrued to certain sellers in connection with business acquisitions.
(4)Represents non-recurring professional services fees we incurred in connection with certain post-acquisition activities, including valuation, technical accounting and integration consulting services.

Adjusted Net Income
Non-GAAP Financial Measures

The table below reconciles Net Income Attributable to Forgent Power Solutions, Inc. (the most directly comparable GAAP measure) to Adjusted Net Income (a non-GAAP measure) for the periods presented (in thousands):

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Net Income (Loss) Attributable to Forgent Power Solutions, Inc.	$53,298	$(2,560)	$81,845	$15,196
Net income impact from pro forma conversion of Class B common stock to Class A common stock(1)	12,796	(2,201)	24,190	2,250
Adjustment to the provision for income tax(2)	(2,505)	534	(3,533)	(546)
Tax effected net income	63,589	(4,227)	102,502	16,900
Amortization of intangibles	10,870	12,877	47,876	58,676
Amortization / write off of discounts and deferred financing costs	1,305	556	12,987	2,511
Equity-based compensation	4,490	512	10,036	1,784
Sponsor fees and expenses(3)	—	7,861	18,818	15,171
Public company readiness costs(4)	250	3,991	21,215	6,086
Earnout expenses(5)	—	5,000	5,400	5,000
Non-recurring integration and consulting fees(6)	258	1,850	18,796	4,262
Tax impact of adjustments(7)	(3,422)	(7,802)	(30,054)	(22,266)
Adjusted Net Income	$77,340	$20,618	$207,576	$88,124

(1)Reflects net income to Class A common shares from pro forma exchange of corresponding shares of our Class B common shares held by the Existing Opco LLC Owners.
(2)The Company is subject to U.S. Federal income taxes, in addition to state and local taxes with respect to its allocable share of any net taxable income of Opco. The adjustment to the provision for income tax reflects the effective tax rates below, assuming the Company owns 100% of the Opco LLC Interests units.

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Statutory U.S. Federal income tax rate	21.00%	21.00%	21.00%	21.00%
State and local taxes (net of federal benefit)	2.64%	2.20%	2.64%	2.20%
Permanent items	(0.23)%	1.08%	(0.23)%	1.08%
Effective income tax rate for Adjusted Net Income	23.41%	24.28%	23.41%	24.28%
(3)Represents fees and expense reimbursements paid to our Sponsor.
(4)Represents non-recurring professional services fees we incurred in connection with readying the Company for our initial public offering and statutory SEC reporting, as well as IPO-related bonuses and certain non-recurring recruiting costs.
(5)Represents non-recurring earnout amounts accrued to certain sellers in connection with business acquisitions.
(6)Represents non-recurring professional services fees we incurred in connection with certain post-acquisition activities, including valuation, technical accounting and integration consulting services.
(7)Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.

Adjusted Earnings Per Share
Non-GAAP Financial Measures

The table below reconciles Weighted Average Shares Outstanding (the most directly comparable GAAP measure) to Adjusted Diluted Weighted Average Shares Outstanding for the periods presented (in thousands, except per share):

	Three Months Ended June 30,		Year Ended June 30,
	2026	2025	2026	2025
Weighted average shares of Class A common stock outstanding - basic	249,233	N/A (c)	243,532	N/A (c)
Assumed exchange of Class B common stock to Class A common stock	55,196	N/A (c)	60,897	N/A (c)
Dilutive effect of restricted stock units	327	N/A (c)	270	N/A (c)
Adjusted diluted weighted average shares outstanding	304,756	N/A (c)	304,699	N/A (c)

Adjusted Net Income (a)	$77,340	N/A (c)	$207,576	N/A (c)
Adjusted EPS (b)	$0.25	N/A (c)	$0.68	N/A (c)
(a) Represents Adjusted Net Income for the full period presented.
(b) Calculated by dividing Adjusted Net Income by adjusted diluted weighted average shares outstanding.
(c) This Non-GAAP measure is not applicable for this period, which was prior to the IPO and the related reorganization transactions.